Financial:
J. Bradley Scovill
Senior Executive Vice President and Chief Financial Officer
717-581-6030

Media:
Joe Patterson
Vice President, Director of Corporate Communications
717-735-5651 or jpatterson@sterlingfi.com

FOR IMMEDIATE RELEASE

Sterling Financial Corporation Announces
Record Earnings and Declaration of a Stock Split

LANCASTER, PA. (April 26, 2005) — Sterling Financial Corporation (NASDAQ: SLFI) today reported record earnings for the quarter that ended on March 31, 2005, and declared a 5-for-4 stock split, to be effected in the form of a 25 percent stock dividend.

“Sterling continues to benefit from the alignment of its banking and financial services affiliates to offer a full menu of financial services options in established and growth markets,” said J. Roger Moyer, Jr., president and chief executive officer of Sterling Financial Corporation. “The progress that we are making is attributable to the energy and focus of Sterling’s 1100 employees. Their dedication to providing personal and professional financial services differentiates Sterling brands from others in the markets that we serve. Their commitment to delivering positive results for Sterling shareholders is evident as we are able to declare our second stock split in two years.”

The board of directors announced the 5-for-4 stock split to be effected in the form of a 25 percent stock dividend to shareholders of record on May 13, 2005 and payable on June 1, 2005. The board believes the stock split rewards the shareholders for continued growth and profitability of the company, while allowing for a broader distribution of shares and the potential for a greater number of investors to own shares of Sterling.

In the following earnings discussion and financial information presentation, all per share information has been restated to reflect the 5-for-4 split, effected in the form of a 25 percent stock dividend.

Results of Operations

Sterling’s net income was $9.279 million for the quarter ended March 31, 2005, an increase of $1.650 million, or 21.6 percent from the first quarter of 2004. Diluted earnings per share totaled $0.316 for the first quarter of 2005 versus $0.280 for the same period in 2004, an increase of 12.9 percent. Return on average realized equity for the first quarter of 2005 was 13.82 percent, compared to 14.78 percent in 2004.

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Sterling has continued its trend of improving net interest income, from $22.567 million for the first quarter of 2004 to $27.576 million in 2005, a 22.2 percent increase. Pennsylvania State Bank, acquired by Sterling on Dec. 3, 2004, contributed $1.934 million of the increase in net interest income. The remainder of the improvement was the result of continued growth in interest earning assets particularly higher yielding loans, including commercial loans and finance receivables. Favorable influences in the funding mix have also contributed to higher levels of net interest income, including greater non-interest bearing demand deposits and money market accounts, as compared to the higher yielding certificates of deposits. The favorable mix in interest earning asset and interest bearing liabilities and increases in interest rates resulted in improvement in net interest margin, from 4.65 percent for the first quarter of 2004 to 4.82 percent in 2005.

The provision for loan losses was $357,000 for the quarter ended March 31, 2005, compared to $714,000 for the same period in 2004. Overall, the decrease in the provision for loan losses reflects improvements in asset quality ratios and in local and national economic conditions.

Non-interest income, excluding securities gains, was $15.592 million for the quarter ended March 31, 2005, a 22.9 percent increase over $12.686 million earned in 2004. This is attributable to four factors: (1) StoudtAdvisors, an employee benefits agency and consulting firm, acquired at the end of May 2004 produced significant growth in insurance commissions and fees which were $1.832 million for the quarter ended March 31, 2005, compared to $67,000 in 2004. (2) Sterling has been able to increase service charges primarily through new product offerings and increased volumes associated with a greater number of accounts. (3) Service charge increases also came from an initiative to expand debit cards throughout the company’s deposit customer base. (4) Rental income on operating leases was $6.764 million for the quarter ended March 31, 2005, an 8.5 percent increase over 2004, as the company has noted customers migrating back to operating leases as a funding source due to the elimination of the federal income tax bonus depreciation incentive that ended on Dec. 31, 2004.

Non-interest expenses were $30.108 million for the quarter ended March 31, 2005, compared to $24.972 million in 2004, a 20.6 percent increase. A primary reason for the increase in non-interest expenses is the result of new and enhanced financial services products being offered to Sterling’s customers, including employee benefits brokerage and consulting. In addition, non-interest expense growth can be attributed to the growth in Sterling’s banking franchises. This includes both the acquisition of Pennsylvania State Bank, covering Cumberland and Dauphin counties in Pennsylvania, and the expansion into other growth regions including Berks County, Pa.; Carroll County, Md.; and New Castle County, Del. As a result of new markets served and new products offered, increases were noted in virtually every non-interest expense category. Finally, consistent with the increase noted in rental income on operating leases, a similar increase in depreciation on operating leases was noted in 2005 compared to 2004.

As a result of Sterling’s investment in new market territories and its impact on expenses, combined with the acquisition of non-bank affiliates that generally carry higher expense to revenue ratios than the bank affiliates, Sterling’s efficiency ratio exceeds its target of 60 percent. Intangible asset amortization is the primary reason the efficiency ratio has slipped from 62.3 percent for the quarter ended March 31, 2004, to 62.5 percent for the same quarter in 2005. Excluding the impact of this non-cash amortization of intangible assets, the efficiency ratio has improved from 61.5 percent for the quarter ended March 31, 2004 to 60.8 percent in 2005.

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Sterling Financial Corporation 1Q05 Earnings page 3

Financial Position

Total assets were $2.752 billion at March 31, 2005, a 17.9 percent increase over the March 31, 2004, total assets of $2.335 billion. Total assets increased marginally from the Dec. 31, 2004, totals of $2.743 billion.

The largest increase in assets was in net loans outstanding, which totaled $1.937 billion at March 31, 2005, a 26.3 percent increase over the March 31, 2004, balance of $1.534 billion, and an annualized 10.2 percent increase over the Dec. 31, 2004, balance of $1.888 billion. In addition to the $154 million in loans obtained through Sterling’s acquisition of Pennsylvania State Bank in December 2004, Sterling has experienced strong loan growth that has resulted from an improving local and national economy, particularly in the commercial loan and finance receivable portfolios. Sterling’s emerging markets, including Berks, Cumberland, Dauphin and Lebanon counties in Pennsylvania., Carroll County in Maryland, and New Castle County in Delaware have complemented the growth experienced in existing markets.

Sterling has utilized several funding sources to grow its loan portfolio, including internal sources, such as retained earnings and deposit growth, maturing investment securities, reallocation of short-term investments and federal funds sold, and federal funds purchased from correspondent banks. Deposits were $2.058 billion at March 31, 2005, a $286 million or 16.1 percent increase from March 31, 2004. Excluding the $156 million in deposits acquired in connection with the Pennsylvania State Bank acquisition, deposits increased $130 million, or 7.3 percent. Since the prior year-end, Sterling has grown its deposits by $43 million.

Additional funding sources included short-term borrowings, long-term debt, and subordinated notes payable (trust-preferred securities). In addition to the $29 million in borrowings that existed on Pennsylvania State Bank’s balance sheet, these external-funding sources increased $53 million from March 31, 2004, to March 31, 2005. Sterling continues to utilize subordinated notes payable (trust preferred securities) as an efficient way to raise regulatory capital to fund its acquisitions and growth in its loan portfolio.

Asset quality has remained strong, with the allowance for loan losses to non-performing loans coverage ratio improving from 377 percent at March 31, 2004 to 412 percent at March 31, 2005, with non-performing loans to total loans now standing at 0.23 percent. The allowance for loan losses to non-performing loans coverage was 417 percent, and non-performing loans to total loans was 0.24 percent at Dec. 31, 2004.

Non-GAAP Presentations

This press release refers to the efficiency ratio which is a non-GAAP financial measure that we believe provides readers with important information regarding Sterling’s results of operations. Comparison of Sterling’s efficiency ratio with that of other companies may not be appropriate, as they may calculate their ratio in a different manner. Sterling’s calculation of the efficiency ratio is computed by dividing noninterest expenses, less depreciation on operating leases, by the sum of tax equivalent net interest income and non-interest income, less depreciation on operating leases. Sterling nets the depreciation on operating leases against related income, as it is consistent with utilizing net interest income presentation for comparable

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Sterling Financial Corporation 1Q05 Earnings page 4

capital leases, which nets interest expense against interest income. The efficiency ratio excludes unusual items, including gains on securities activities, interest collected on charged-off loans, etc. Sterling, in referring to its net income, is referring to income determined in conformity with U. S. generally accepted accounting principles (GAAP).

About Sterling

With assets of approximately $2.8 billion, Sterling Financial Corporation (NASDAQ: SLFI) is a diversified financial services company based in Lancaster, Pa. Sterling’s affiliate banks offer a full range of banking services in south-central Pennsylvania, northern Maryland, and northern Delaware. Other Sterling affiliates provide specialty commercial financing; fleet and equipment leasing; investment, trust and brokerage services; insurance services; human resources consulting; and correspondent banking services. Visit www.sterlingfi.com for more information.

Banking Group — Banks: Pennsylvania: Bank of Lancaster County, N.A.; Bank of Lebanon County; PennSterling Bank; and Pennsylvania State Bank. Pennsylvania and Maryland: Bank of Hanover and Trust Company. Maryland: First National Bank of North East. Delaware: Delaware Sterling Bank & Trust Company. Correspondent banking services: Correspondent Services Group (provider of Sterling services to other financial institutions).
Financial Services Group — Specialty commercial financing: Equipment Finance LLC (commercial financing company for the forestry, land clearing and construction industries). Fleet and equipment leasing: Town & County Leasing, LLC (nationwide fleet and equipment leasing company). Trust, investment and brokerage services: Sterling Financial Trust Company (trust and investment services) and Church Capital Management, LLC (registered investment advisor) with combined assets under administration of $2.1 billion and Bainbridge Securities Inc. (securities broker/dealer). Insurance services: Lancaster Insurance Group, LLC (independent insurance agency for personal, property and business insurance); StoudtAdvisors (employee benefits consulting and brokerage firm); and Sterling Financial Settlement Services, LLC (title insurance agency). Human resources consulting: Professional Services Group (human resources consulting services provider for small to medium size businesses).

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include costs and efforts required to integrate aspects of the operations of the company being more difficult than expected, anticipated merger-related synergies not being achieved timely or not being achieved at all, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2005	2004	2004
Assets
Cash and due from banks	$55,745	$67,708	$52,989
Federal funds sold	5,151	15,147	77

Cash and cash equivalents	60,896	82,855	53,066
Interest-bearing deposits in banks	5,588	5,813	3,892
Short-term investments	2,098	6,542	3,160
Mortgage loans held for sale	5,546	4,345	10,687
Securities held-to-maturity	33,413	34,152	35,836
Securities available-for-sale	460,224	467,519	516,611
Loans, net of allowance for loan losses (2005 - $18,526; 2004 - $18,891 and $15,082)	1,936,725	1,888,380	1,533,606
Premises and equipment, net	42,113	43,658	38,048
Assets held for operating lease, net	65,408	58,475	59,552
Other real estate owned	64	80	474
Goodwill	75,992	75,350	30,468
Intangible assets	13,599	14,268	4,855
Mortgage servicing rights	2,575	2,697	2,776
Accrued interest receivable	11,391	11,407	11,039
Other assets	36,879	47,221	30,901

Total assets	$2,751,812	$2,742,762	$2,334,971

Liabilities
Deposits:
Noninterest-bearing	$287,795	$303,722	$227,322
Interest-bearing	1,770,174	1,711,672	1,544,673

Total deposits	2,057,969	2,015,394	1,771,995

Short-term borrowings	60,662	98,768	44,741
Long-term debt	226,054	233,039	191,110
Subordinated notes payable	87,630	72,166	56,702
Accrued interest payable	6,963	6,375	6,213
Other liabilities	33,405	35,076	36,724

Total liabilities	2,472,683	2,460,818	2,107,485

Stockholders’ equity (1)
Preferred stock...............................................................	-	-	-
Common stock...............................................................	145,696	116,493	108,876
Capital surplus	79,926	80,734	43,925
Escrowed shares	(3,901)	(3,901)	(4,877)
Retained earnings	54,797	78,384	63,233
Accumulated other comprehensive income	5,004	10,234	17,727
Common stock in treasury, at cost	(2,393)	-	(1,398)

Total stockholders’ equity	279,129	281,944	227,486

Total liabilities and stockholders’ equity	$2,751,812	$2,742,762	$2,334,971

Ratios:
Book value per realized share.............................................	$9.53	$9.30	$7.82
Allowance for loan losses to total loans.................................	0.95%	0.99%	0.97%
Allowance for loan losses to nonperforming loans.....................	412%	417%	377%
Nonperforming loans to total loans.......................................	0.23%	0.24%	0.26%

(1) Stockholders equity and per share information reflects the 5-for-4 stock split, effected in the form of a 25 percent stock dividend which was declared on April 26, 2005.

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Income Statements (Unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2005	2004
Interest and dividend income
Loans, including fees	$34,071	$25,967
Debt securities
Taxable	2,813	3,482
Tax-exempt	2,614	2,618
Dividends	196	138
Federal funds sold	12	24
Short-term investments	27	13

Total interest and dividend income	39,733	32,242

Interest expense
Deposits	8,129	6,548
Short-term borrowings	670	407
Long-term debt	2,222	1,957
Subordinated debt	1,136	763

Total interest expense	12,157	9,675

Net interest income	27,576	22,567
Provision for loan losses	357	714

Net interest income after provision for loan losses	27,219	21,853

Non-interest income
Trust and investment management income	2,292	2,154
Service charges on deposit accounts	1,906	1,474
Other service charges, commissions and fees	1,084	875
Brokerage fees and commissions	852	828
Insurance commissions and fees	1,832	67
Mortgage banking income	287	409
Rental income on operating leases	6,764	6,235
Other operating income	574	644
Securities gains	134	517

Total non-interest income	15,725	13,203

Non-interest expenses
Salaries and employee benefits	13,878	11,040
Net occupancy	1,616	1,429
Furniture and equipment	1,903	1,722
Professional services	952	765
Depreciation on operating lease assets	5,624	5,236
Taxes other than income	708	590
Intangible asset amortization	691	250
Other	4,735	3,940

Total non-interest expenses	30,107	24,972

Income before income taxes	12,837	10,084
Income tax expenses	3,558	2,455

Net income	$9,279	$7,629

Per share information:
Basic earnings per share	$0.322	$0.284
Diluted earnings per share	0.316	0.280
Dividends declared	0.128	0.120
Performance ratios:
Return on average assets	1.38%	1.33%
Return on average realized equity	13.82%	14.78%
Efficiency ratio	62.5%	62.3%

(1) – All per share information reflects the 5-for-4 stock split, effected in the form of a 25 percent stock dividend which was declared on April 26, 2005.